EXHIBIT 23.4

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4463 tel 212 450 5463 fax
October 17, 2013

Barclays Bank PLC
1 Churchill Place
London E14 5HP, England

Ladies and Gentlemen:

We have acted as special tax counsel to Barclays Bank PLC (the “Bank”) in connection with the preparation and filing of the pricing supplement (the “Pricing Supplement”) dated October 11, 2013 with the Securities and Exchange Commission (the “SEC”) relating to the offer and sale of the debt securities entitled Trigger Phoenix Autocallable Optimization Securities Linked to the Lesser Performing of the Russell 2000® Index and the EURO STOXX 50® Index due October 17, 2023 (the “Securities”). The Bank filed with the SEC a registration statement on Form F-3 (File No. 333-190038), including a prospectus, dated July 19, 2013, under the Securities Act of 1933, as amended, relating to, among other things, the proposed offer and sale of an unspecified principal amount of the Bank’s senior, unsecured debt securities, including the Securities.

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity in the Pricing Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP